EXHIBIT 99.C

News
For Immediate Release


EL PASO CORPORATION ANNOUNCES PETROLEUM ASSET SALES

HOUSTON, TEXAS, DECEMBER 31, 2003-El Paso Corporation (NYSE:EP) today announced progress on three petroleum asset sales totaling approximately $156 million.

The first transaction is the sale of its Coastal Unilube assets to an affiliate of Warren Oil Company, Inc. for approximately $34 million, consisting of both cash and a note payable. The transaction, which closed December 30, 2003, includes the lubricant blending and packaging facility located in West Memphis, Arkansas, and related inventory. The facility has an estimated annual production capacity of 117 million gallons of lubricants and automotive performance products. El Paso will also receive approximately $45 million from related working capital reductions.

The company also sold its 50-percent interest in a Philippine petroleum sales and marketing joint venture, as well as its rights in the Subic terminal and Clark pipeline asset leases it held with the Philippine Government. The total value of the transaction is $77 million, which includes $35 million in proceeds for the 50-percent interest in the joint venture, the rights to the terminal and pipeline leases, and the release of a $42 million guarantee. The Philippine business comprised of marketing, trading, storage, and distribution of petroleum products within the Philippines. The sales and marketing transaction closed on December 30, 2003, and the assets transaction is expected to close by January 15, 2004.

These sales support El Paso's recently announced long-range plan to reduce the company's total debt to approximately $15 billion by year-end 2005. This will be achieved primarily through $3.3 billion to $3.9 billion of additional asset sales, the sale of restructured power contracts, the recovery of $500 million to $600 million in working capital, the conversion of the company's 9.00-percent equity security units ($575 million), free cash flow generation, and actions already taken in the fourth quarter of 2003.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain assets; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; changes in reserves estimates based upon internal and third party reserve analyses; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; the outcome of pending litigation including shareholder derivative and class actions; political and currency risks associated with international operations of the company and its affiliates especially due to the instability in Brazil and economic conditions in Mexico; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341